----------------------------
          FORM 4
----------------------------
                                                                                                      ------------------------------
[_] Check this box if no                                                                                       OMB APPROVAL
longer subject to Section                                                                             OMB Number           3235-0287
16.  Form 4 or Form 5                         U.S. SECURITIES AND EXCHANGE COMMISSION                 Expires:      January 31, 2005
obligations may continue.                              Washington, D.C. 20549                         Estimated average burden hours
See instruction 1(b).                                                                                 per response ............. 0.5
                                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
                                                                                                      ------------------------------

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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
1. Name and Address of Reporting Person     2. Issuer Name and Ticker or Trading Symbol  6. Relationship of Reporting Person(s) to
                                                                                                Issuer (check all applicable)
Conn              Michael            R.     GSI Commerce, Inc. (GSIC)                    ____ Director           ____ 10% Owner
-------------------------------------------------------------- ------------------------
     (Last)       (First)         (Middle)  3. IRS or Social        4. Statement for      X   Officer (give      ____ Other (specify
                                               Security Number of      Month/Year        ----
                                               Reporting Person                                       title below)            below)
             1075 First Avenue                 (Voluntary)          May, 2002            Senior Vice President, Business Development
                                                                                         -------------------------------------------
-------------------------------------------                         ----------------------------------------------------------------
                 (Street)                                           5. If Amendment,     7. Individual or Joint/Group Filing (Check
                                                                       Date of Original     Applicable Line)
                                                                       (Month/Year)          X  Form filed by One Reporting Person
                                                                                            ---
         King of Prussia, PA 19406                                                          ___ Form filed by More than One
                                                                                                Reporting Person
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     (City)          (State)        (Zip)
                                                Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title of Security                        2. Trans-    3. Trans-  4. Securities        5. Amount of    6. Ownership  7. Nature of
   (Instr. 3)                                  action       action     Acquired (A) or      Securities      Form:         Indirect
                                               Date         Code       Disposed of (D)      Beneficially    Direct (D)    Beneficial
                                                            (Instr.    (Instr. 3, 4 and     Owned at End    or            Ownership
                                               (Month/      8)         5)                   of Month        Indirect      (Instr. 4)
                                                         ------------------------------
                                               Day/                      (A) or             (Instr. 3       (I)
                                               Year)     Code  V  Amount (D)    Price       and 4)          (Instr. 4)
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Common Stock                                05.21.02      M       10,000  A     $ 4.313
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Common Stock                                05.21.02      S       10,000  D     $ 14.60
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Common Stock                                05.22.02      M       12,500  A     $ 4.313
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Common Stock                                05.22.02      S       12,500  D     $14.768
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Common Stock                                05.23.02      M        2,500  A     $ 4.313
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Common Stock                                05.23.02      S        2,500  D     $ 14.76  0
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
4(b)(v).

                                                                          (Over)
                                                                 SEC 1474 (7-96)

FORM 4 (continued)   Table II - Derivative Securities Acquired, Disposed of, or
Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative  2. Conver-    3. Trans-   4. Trans-     5. Number of       6. Date Exercisable      7. Title and Amount of
   Security                sion or       action      action        Derivative         and Expiration Date      Underlying Securities
   (Instr. 3)              Exercise      Date        Code          Securities         (Month/Day/Year)         (Instr. 3 and 4)
                           Price         (Month/     (Instr. 8)    Acquired
                                                                                   -------------------------------------------------
                           of            Day/                      (A) or Disposed
                           Deriva-       Year)                     of (D)                                                  Amount or
                           tive                                    (Instr. 3, 4         Date      Expiration               Number of
                           Security                                and 5)            Exercisable    Date        Title       Shares

                                                  -------------------------------
                                                  Code    V       (A)      (D)

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
Employee Stock Option      $ 4.313    05.21.02    M                      10,000        (1)          05.30.10    Common     10,000
(right to buy)                                                                                                  Stock
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Employee Stock Option      $ 4.313    05.22.02    M                      12,500        (1)          05.30.10    Common     12,500
(right to buy)                                                                                                  Stock
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Employee Stock Option      $ 4.313    05.23.02    M                       2,500        (1)          05.30.10    Common      2,500
(right to buy)                                                                                                  Stock
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Employee Stock Option      $12.375    04.23.02    D       V              50,000        (2)          02.24.09    Common     50,000
(right to buy)                                                                                                  Stock
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Employee Stock Option      $ 15.00    04.23.02    D       V              30,000        (3)          08.09.09    Common     30,000
(right to buy)                                                                                                  Stock
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
-------------------------------------------------------------
   8. Price of   9. Number       10. Owner-    11. Nature
      Deriva-       of Deriv-        ship          of Indi-
      tive          ative            Form          rect
      Security      Securi-          of Der-       Benefi-
      (Instr. 5)    ties             ivative       cial
                    Benefi-          Security      Owner-
                    cially           Direct        ship
                    Owned            (D) or        (Instr. 4)
                    at End           Indirect
                    of               (I)
                    Month            (Instr. 4)
                    (Instr. 4)

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
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                    30,000           D
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                    0
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                    0
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

Explanation of Responses:

The filing of this Statement shall not be construed as an admission (a) that the person filing this Statement is, for the purposes of Section 16 of the Securities Exchange Act of 1934 (as amended), the beneficial owner of any equity securities covered by this Statement, or (b) that this Statement is legally required to be filed by such person.

            /s/ Michael R. Conn                                 June 5, 2002
-----------------------------------------------           ----------------------
     ** Signature of Reporting Person                              Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

____________________

(1) This option vests 50% on the date of grant and 16.67% on each of the next 3 anniversaries of the date of grant.
(2) This option vests 10,000 shares on each of February 5, 2000, February 5, 2001, February 5, 2002, February 5, 2003 and February 5, 2004.
(3) This option vests 15,000 shares on the date of grant and 3,750 shares on each of the first four anniversaries of the date of grant.

                                                                          Page 2

                                                                 SEC 1474 (7-96)